SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 26, 2009

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On Nov. 3, 2008, Northern States Power Company (NSP-Minnesota), a Minnesota corporation, a wholly owned subsidiary of Xcel Energy Inc., filed a request with the Minnesota Public Utilities Commission (MPUC) to increase Minnesota electric rates by $156 million annually, or 6.05 percent.  The request was based on a 2009 forecast test year, an electric rate base of $4.1 billion, a requested return on equity (ROE) of 11.00 percent, and an equity ratio of 52.5 percent.

In December 2008, the MPUC approved an interim rate increase of $132 million, or 5.12 percent, effective Jan. 2, 2009.  The primary difference between interim rate levels approved and NSP-Minnesota’s request of $156 million was due to a previously authorized ROE of 10.54 percent and NSP-Minnesota’s requested ROE of 11.00 percent.

On April 7, 2009, intervenors submitted direct testimony.  The Office of Energy Security (OES) recommended a revenue increase of $72 million, based on a ROE of 10.88 percent and an equity ratio of 52.5 percent.  The recommended revenue increase included recognition of a 10-year life extension of the Prairie Island nuclear plant, resulting in a decrease of approximately $40 million in depreciation and decommissioning expenses and rejection of our proposed nuclear rate stability plan.  These adjustments reduce NSP-Minnesota’s overall revenue deficiency while at the same time reducing expense accruals by $40 million.  The Office of the Attorney General (OAG) recommended recognition of depreciation and decommissioning cost decreases resulting from the Prairie Island life extension in the current proceeding and rejection of the proposed nuclear rate stability plan.

On May 5, 2009, NSP-Minnesota filed rebuttal testimony that reduced its rate increase request to $138 million.  The reduction of $18 million is primarily associated with cost decreases in certain commodities, management initiatives to defer a wage increase for non-bargaining employees, reductions in employee expenses and lower projected short-term capacity costs since the time of filing. Offsetting these reductions are increases in health care and pension costs.  This revised rate increase amount also included a reduction of $2.4 million associated with the State Energy Policy rider, which NSP-Minnesota proposed to continue to be recovered separately through the existing rider.

The rebuttal testimony also offered an alternative proposal to reflect a three-year life extension for both decommissioning and depreciation expense accruals for the Prairie Island nuclear plant.  NSP-Minnesota’s original proposal only included an extension of the decommissioning expense accrual.  This alternative would further reduce depreciation expense by $17 million.  The revenue requirement under NSP-Minnesota’s alternative proposal was $121 million.

Also on May 5, 2009, the OAG filed testimony that recommended disallowance of certain Board of Directors’ and employees’ expenses, the aggregate of which NSP-Minnesota estimates to be less than $1.5 million.  In addition, the OAG recommended use of different allocators for corporate costs that would reduce the deficiency by $3.4 million.

On May 26, 2009, parties filed surrebuttal testimony.  The OES revised its revenue deficiency to approximately $92 million.  The OES recommendation changed primarily due to additional information on NSP-Minnesota’s sales forecast and certain cost increases.  The OES continues to recommend a 10 year stretch out of our nuclear decommissioning and deprecation expense at Prairie Island and a 10.88 percent ROE.  NSP-Minnesota’s surrebuttal testimony proposed an additional  $1 million reduction to its rebuttal revenue deficiency.  The OAG surrebuttal continued to support its proposal to cap the level of costs recovered through the fuel clause adjustment at 3 percent over NSP-Minnesota’s annual projected costs.  A final decision from the MPUC is expected in the third quarter of 2009.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Executive Vice President and Chief Financial Officer

May 29, 2009